EXHIBIT 99.1

TRANSOCEAN LTD. REPORTS SECOND QUARTER 2023 RESULTS

●	Total contract drilling revenues were $729 million, compared to $649 million in the first quarter of 2023 (total adjusted contract drilling revenues of $748 million, compared to $667 million in the first quarter of 2023);
●	Revenue efficiency(1) was 97.2%, compared to 97.8% in the prior quarter;
●	Operating and maintenance expense was $484 million, compared to $409 million in the prior quarter;
●	Net loss attributable to controlling interest was $165 million, $0.22 per diluted share, compared to $465 million, $0.64 per diluted share, in the first quarter of 2023;
●	Adjusted EBITDA was $237 million, compared to $217 million in the prior quarter;
●	Cash flows from operations was $157 million, versus $(47) million in the first quarter of 2023; and
●	Contract backlog was $9.2 billion as of the July 2023 Fleet Status Report.

STEINHAUSEN, Switzerland—July 31, 2023—Transocean Ltd. (NYSE: RIG) today reported a net loss attributable to controlling interest of $165 million, $0.22 per diluted share, for the three months ended June 30, 2023.

Second quarter results included net unfavorable items of $55 million, or $0.07 per diluted share as follows:

●	$53 million, $0.07 per diluted share, loss on impairment of assets; and
●	$2 million, other discrete items, net.

After consideration of these net unfavorable items, second quarter 2023 adjusted net loss was $110 million, or $0.15 per diluted share.

Contract drilling revenues for the three months ended June 30, 2023, increased sequentially by $80 million to $729 million, primarily due to increased activity for rigs that returned to work after being idle in the first quarter, the commencement of operations of the newbuild Deepwater Titan and $19 million of revenues associated with the early termination of Transocean Endurance and Transocean Barents, partially offset by reduced activity for two rigs that were idle in the second quarter of 2023.

Contract intangible amortization represented a non-cash revenue reduction of $19 million. This compares with $18 million in the prior quarter.

Operating and maintenance expense was $484 million, compared with $409 million in the prior quarter. The sequential increase was primarily due to rigs that returned to work after being idle, the commencement of operations of the newbuild Deepwater Titan and higher costs associated with two rigs undergoing contract preparation.

Interest expense, net of amounts capitalized, was $168 million, compared with $249 million in the prior quarter. Interest expense included a non-cash loss of $46 million, compared with $133 million in the prior quarter, associated with the fair value adjustment of the bifurcated exchange feature embedded in our exchangeable bonds issued in September of 2022. Interest income was $11 million, compared with $19 million in the previous quarter.

The Effective Tax Rate(2) was 8.8%, up from (12.3)% in the prior quarter. The increase was primarily due to updates to our forecast to include losses on revaluation of our exchangeable bonds. The Effective Tax Rate excluding discrete items was 11.7% compared to (29.0)% in the previous quarter.

Cash provided by operating activities was $157 million during the second quarter of 2023, representing an increase of $204 million compared to the prior quarter. The sequential increase is primarily due to increased collections from customers, reduced payments for payroll-related items, and reduced payments for interest.

Second quarter 2023 capital expenditures of $76 million decreased primarily due to reduced spending for our newbuild rigs under construction. This compares with $81 million in the prior quarter.

“During the second quarter, we continued to benefit from increased demand for our fleet of high-specification floaters. As of our latest fleet status report, we secured an additional $1.2 billion of backlog at a weighted average dayrate of approximately $456,000,” said Chief Executive Officer, Jeremy Thigpen. “As evidenced by our customers contracting rigs well in advance of their programs and committing to long-term contracts, the outlook for our high-specification assets and services remains robust.”

Thigpen concluded, “In addition to securing contracts at market-leading rates, our focus remains on the flawless execution of our offshore operations to maximize the value of our $9.2 billion backlog for our shareholders.”

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). We believe certain financial measures, such as Adjusted Contract Drilling Revenues, EBITDA, Adjusted EBITDA and Adjusted Net Income, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under U.S. GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.

All non-GAAP measure reconciliations to the most comparative U.S. GAAP measures are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services, and operates the highest specification floating offshore drilling fleet in the world.

Transocean owns or has partial ownership interests in and operates a fleet of 37 mobile offshore drilling units, consisting of 28 ultra-deepwater floaters and nine harsh environment floaters. In addition, Transocean holds a noncontrolling ownership interest in a company that is constructing one ultra-deepwater drillship.

For more information about Transocean, please visit: www.deepwater.com.

Conference Call Information

Transocean will conduct a teleconference starting at 9 a.m. EDT, 3 p.m. CEST, on Tuesday, August 1, 2023, to discuss the results. To participate, dial +1 785-424-1222 and refer to conference code 623461 approximately 15 minutes prior to the scheduled start time.

The teleconference will be simulcast in a listen-only mode at: www.deepwater.com, by selecting Investors, News, and Webcasts. Supplemental materials that may be referenced during the teleconference will be available at: www.deepwater.com, by selecting Investors, Financial Reports.

A replay of the conference call will be available after 12 p.m. EDT, 6 p.m. CEST, on Tuesday, August 1, 2023. The replay, which will be archived for approximately 30 days, can be accessed at +1 402-220-7343, passcode 623461. The replay will also be available on the company’s website.

Forward-Looking Statements

The statements described herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements could contain words such as "possible," "intend," "will," "if," "expect," or other similar expressions. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, estimated duration of customer contracts, contract dayrate amounts, future contract commencement dates and locations, planned shipyard projects and other out-of-service time, sales of drilling units, timing of the company’s newbuild deliveries, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the fluctuation of current and future prices of oil and gas, the global and regional supply and demand for oil and gas, the intention to scrap certain drilling rigs, the success of our business following prior acquisitions, the effects of the spread of and mitigation efforts by governments, businesses and individuals related to contagious illnesses, such as COVID-19, and other factors, including those and other risks discussed in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2022, and in the company's other filings with the SEC, which are available free of charge on the SEC's website at: www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”) or advertising within the meaning of the FinSA. Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean.

Notes

(1)	Revenue efficiency is defined as actual operating revenues, excluding revenues for contract terminations and reimbursements, for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding revenues for incentive provisions, reimbursements and contract terminations. See the accompanying schedule entitled “Revenue Efficiency.”

(2)	Effective Tax Rate is defined as income tax expense or benefit divided by income or loss before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

Analyst Contact:

Alison Johnson

+1 713-232-7214

Media Contact:

Pam Easton

+1 713-232-7647

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

Contract drilling revenues	$729	$692	$1,378	$1,278

Costs and expenses
Operating and maintenance	484	433	893	845
Depreciation and amortization	186	184	368	367
General and administrative	48	43	93	85
	718	660	1,354	1,297
Loss on impairment of assets	(53)	—	(53)	—
Loss on disposal of assets, net	—	(4)	(170)	(3)
Operating income (loss)	(42)	28	(199)	(22)

Other income (expense), net
Interest income	11	4	30	6
Interest expense, net of amounts capitalized	(168)	(100)	(417)	(202)
Loss on retirement of debt	—	—	(32)	—
Other, net	18	3	23	4
	(139)	(93)	(396)	(192)
Loss before income tax expense (benefit)	(181)	(65)	(595)	(214)
Income tax expense (benefit)	(16)	3	35	29

Net loss	(165)	(68)	(630)	(243)
Net income attributable to noncontrolling interest	—	—	—	—
Net loss attributable to controlling interest	$(165)	$(68)	$(630)	$(243)

Loss per share, basic and diluted	$(0.22)	$(0.10)	$(0.85)	$(0.36)
Weighted-average shares, basic and diluted	761	692	745	678

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	June 30,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$821	$683
Accounts receivable, net of allowance of $3 and $2 at June 30, 2023 and December 31, 2022, respectively	523	485
Materials and supplies, net of allowance of $202 and $199 at June 30, 2023 and December 31, 2022, respectively	397	388
Restricted cash and cash equivalents	213	308
Other current assets	281	144
Total current assets	2,235	2,008

Property and equipment	23,527	24,217
Less accumulated depreciation	(6,607)	(6,748)
Property and equipment, net	16,920	17,469
Contract intangible assets	19	56
Deferred tax assets, net	45	13
Other assets	994	890
Total assets	$20,213	$20,436

Liabilities and equity
Accounts payable	$285	$281
Accrued income taxes	16	19
Debt due within one year	293	719
Other current liabilities	547	539
Total current liabilities	1,141	1,558

Long-term debt	7,154	6,628
Deferred tax liabilities, net	552	493
Other long-term liabilities	961	965
Total long-term liabilities	8,667	8,086

Commitments and contingencies

Shares, CHF 0.10 par value, 1,021,294,549 authorized, 142,362,093 conditionally authorized, 831,845,482 issued and 766,655,180 outstanding at June 30, 2023, and 905,093,509 authorized, 142,362,675 conditionally
authorized, 797,244,753 issued and 721,888,427 outstanding at December 31, 2022	76	71
Additional paid-in capital	14,233	13,984
Accumulated deficit	(3,709)	(3,079)
Accumulated other comprehensive loss	(196)	(185)
Total controlling interest shareholders’ equity	10,404	10,791
Noncontrolling interest	1	1
Total equity	10,405	10,792
Total liabilities and equity	$20,213	$20,436

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six months ended
	June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(630)	$(243)
Adjustments to reconcile to net cash provided by operating activities:
Contract intangible asset amortization	37	59
Depreciation and amortization	368	367
Share-based compensation expense	20	15
Loss on impairment of assets	53	—
Loss on disposal of assets, net	170	3
Fair value adjustment to bifurcated compound exchange feature	179	—
Loss on retirement of debt	32	—
Deferred income tax expense	27	25
Other, net	46	32
Changes in deferred revenues, net	27	(31)
Changes in deferred costs, net	(37)	13
Changes in other operating assets and liabilities, net	(182)	(200)
Net cash provided by operating activities	110	40

Cash flows from investing activities
Capital expenditures	(157)	(221)
Investments in equity of unconsolidated affiliates	(10)	(19)
Proceeds from disposal of assets, net	4	4
Net cash used in investing activities	(163)	(236)

Cash flows from financing activities
Repayments of debt	(1,568)	(257)
Proceeds from issuance of debt, net of issue costs	1,665	—
Proceeds from issuance of shares, net of issue costs	—	206
Other, net	(1)	(4)
Net cash provided by (used in) financing activities	96	(55)

Net increase (decrease) in unrestricted and restricted cash and cash equivalents	43	(251)
Unrestricted and restricted cash and cash equivalents, beginning of period	991	1,412
Unrestricted and restricted cash and cash equivalents, end of period	$1,034	$1,161

TRANSOCEAN LTD. AND SUBSIDIARIES
FLEET OPERATING STATISTICS

	Three months ended
	June 30,	March 31	June 30,
Contract Drilling Revenues (in millions)	2023	2023	2022
Contract drilling revenues
Ultra-deepwater floaters	$536	$484	$451
Harsh environment floaters	193	165	241
Total contract drilling revenues	$729	$649	$692

	Three months ended
	June 30,	March 31	June 30,
Average Daily Revenue (1)	2023	2023	2022
Ultra-deepwater floaters	$380,600	$360,000	$334,400
Harsh environment floaters	332,000	376,000	406,000
Total fleet average daily revenue	$367,000	$364,100	$358,100

	Three months ended
	June 30,	March 31	June 30,
Utilization (2)	2023	2023	2022
Ultra-deepwater floaters	53.7%	52.5%	53.8%
Harsh environment floaters	57.7%	50.1%	70.0%
Total fleet average rig utilization	54.7%	51.9%	58.2%

	Three months ended
	June 30,	March 31	June 30,
Revenue Efficiency (3)	2023	2023	2022
Ultra-deepwater floaters	97.3%	97.4%	96.8%
Harsh environment floaters	96.8%	98.7%	99.5%
Total fleet average revenue efficiency	97.2%	97.8%	97.8%

(1) Average daily revenue is defined as operating revenues, excluding revenues for contract terminations, reimbursements and contract intangible amortization, earned per operating day. An operating day is defined as a day for which a rig is contracted to earn a dayrate during the firm contract period after operations commence.

(2) Rig utilization is defined as the total number of operating days divided by the total number of rig calendar days in the measurement period, expressed as a percentage.

(3) Revenue efficiency is defined as actual operating revenues, excluding revenues for contract terminations and reimbursements, for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage.  Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding revenues for incentive provisions, reimbursements and contract terminations.

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE
(in millions, except per share data)

	YTD	QTD	YTD
	06/30/23	06/30/23	03/31/23
Adjusted Net Loss
Net loss attributable to controlling interest, as reported	$(630)	$(165)	$(465)
Loss on impairment of assets	53	53	—
Loss on disposal of assets, net	169	—	169
Loss on debt conversion	3	3	—
Loss on retirement of debt	32	—	32
Discrete tax items	(12)	(1)	(11)
Net loss, as adjusted	$(385)	$(110)	$(275)

Adjusted Diluted Loss Per Share:
Diluted loss per share, as reported	$(0.85)	$(0.22)	$(0.64)
Loss on impairment of assets	0.07	0.07	—
Loss on disposal of assets, net	0.23	—	0.23
Loss on debt conversion	—	—	—
Loss on retirement of debt	0.04	—	0.04
Discrete tax items	(0.01)	—	(0.01)
Diluted loss per share, as adjusted	$(0.52)	$(0.15)	$(0.38)

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/22	12/31/22	09/30/22	09/30/22	06/30/22	06/30/22	03/31/22
Adjusted Net Loss
Net loss attributable to controlling interest, as reported	$(621)	$(350)	$(271)	$(28)	$(243)	$(68)	$(175)
Gain on retirement of debt	(8)	(1)	(7)	(7)	—	—	—
Discrete tax items	(19)	(5)	(14)	(6)	(8)	—	(8)
Net loss, as adjusted	$(648)	$(356)	$(292)	$(41)	$(251)	$(68)	$(183)

Adjusted Diluted Loss Per Share:
Diluted loss per share, as reported	$(0.89)	$(0.48)	$(0.39)	$(0.04)	$(0.36)	$(0.10)	$(0.26)
Gain on retirement of debt	(0.01)	—	(0.01)	(0.01)	—	—	—
Discrete tax items	(0.03)	(0.01)	(0.02)	(0.01)	(0.01)	—	(0.02)
Diluted loss per share, as adjusted	$(0.93)	$(0.49)	$(0.42)	$(0.06)	$(0.37)	$(0.10)	$(0.28)

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED CONTRACT DRILLING REVENUES
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND RELATED MARGINS
(in millions, except percentages)

	YTD	QTD	YTD
	06/30/23	06/30/23	03/31/23

Contract drilling revenues	$1,378	$729	$649
Contract intangible asset amortization	37	19	18
Adjusted Contract Drilling Revenues	$1,415	$748	$667

Net loss	$(630)	$(165)	$(465)
Interest expense, net of interest income	387	157	230
Income tax expense (benefit)	35	(16)	51
Depreciation and amortization	368	186	182
Contract intangible asset amortization	37	19	18
EBITDA	197	181	16

Loss on disposal of assets, net	169	—	169
Loss on impairment	53	53	—
Loss on debt conversion	3	3	—
Loss on retirement of debt	32	—	32
Adjusted EBITDA	$454	$237	$217

Loss margin	(45.7)%	(22.6)%	(71.6)%
EBITDA margin	13.9%	24.2%	2.4%
Adjusted EBITDA margin	32.1%	31.7%	32.5%

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/22	12/31/22	09/30/22	09/30/22	06/30/22	06/30/22	03/31/22

Contract drilling revenues	$2,575	$606	$1,969	$691	$1,278	$692	$586
Contract intangible asset amortization	117	19	98	39	59	30	29
Adjusted Contract Drilling Revenues	$2,692	$625	$2,067	$730	$1,337	$722	$615

Net loss	$(621)	$(350)	$(271)	$(28)	$(243)	$(68)	$(175)
Interest expense, net of interest income	534	251	283	87	196	96	100
Income tax expense (benefit)	59	35	24	(5)	29	3	26
Depreciation and amortization	735	186	549	182	367	184	183
Contract intangible asset amortization	117	19	98	39	59	30	29
EBITDA	824	141	683	275	408	245	163

Gain on retirement of debt	(8)	(1)	(7)	(7)	—	—	—
Adjusted EBITDA	$816	$140	$676	$268	$408	$245	$163

Loss margin	(24.1)%	(57.8)%	(13.8)%	(4.1)%	(19.0)%	(9.8)%	(29.9)%
EBITDA margin	30.6%	22.7%	33.0%	37.6%	30.5%	33.9%	26.5%
Adjusted EBITDA margin	30.3%	22.4%	32.7%	36.7%	30.5%	33.9%	26.5%

TRANSOCEAN LTD. AND SUBSIDIARIES
SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS
(in millions, except tax rates)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022

Loss before income taxes	$(181)	$(414)	$(65)	$(595)	$(214)
Loss on impairment of assets	53	—	—	53	—
Loss on disposal of assets, net	—	169	—	169	—
Loss on debt conversion	3	—	—	3	—
Loss on retirement of debt	—	32	—	32	—
Adjusted loss before income taxes	$(125)	$(213)	$(65)	$(338)	$(214)

Income tax expense (benefit)	$(16)	$51	$3	$35	$29
Loss on impairment of assets	—	—	—	—	—
Loss on disposal of assets, net	—	—	—	—	—
Loss on debt conversion	—	—	—	—	—
Loss on retirement of debt	—	—	—	—	—
Changes in estimates (1)	1	11	—	12	8
Adjusted income tax expense (benefit) (2)	$(15)	$62	$3	$47	$37

Effective Tax Rate (3)	8.8%	(12.3)%	(4.7)%	(5.9)%	(13.7)%

Effective Tax Rate, excluding discrete items (4)	11.7%	(29.0)%	(5.2)%	(14.0)%	(17.5)%

(1) Our estimates change as we file tax returns, settle disputes with tax authorities, or become aware of changes in laws and other events that have an effect on our (a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.

(2) The three months ended June 30, 2023 included $32 million of additional tax benefit, reflecting the cumulative effect of a decrease in the annual effective tax rate from the previous quarter estimate.

(3) Our effective tax rate is calculated as income tax expense or benefit divided by income or loss before income taxes.

(4) Our effective tax rate, excluding discrete items, is calculated as income tax expense or benefit, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes), divided by income or loss before income taxes, excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes related to estimating the annual effective tax rate.